Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-195514

ETFS Silver Trust

Supplement dated August 11, 2016
to the
Prospectus dated August 15, 2014

The following supplements the discussion in your Prospectus relating to the number of Shares that constitute a Basket for the purpose of creations and redemptions.

Effective immediately,  the number of Shares in a block that constitutes a Basket for creations and redemptions in the Trust has been reduced from 100,000 to 50,000.  Effective immediately, therefore, all references in the Prospectus to the number of Shares in a Basket are amended with the deletion of references to 100,000 Shares and replaced with 50,000 Shares.

Only Authorized Participants that have entered into an Authorized Participant Agreement with the Sponsor and the Trustee can place orders to create or redeem one or more Baskets.

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Please retain this supplement with your Trust Prospectus for your reference.